Exhibit 10.6

SOFTWARE DEVELOPMENT AGREEMENT

This Software Development Agreement (“Agreement’) is made and effective this 10 September, 2021 by and between Orient Aim Limited, (“Buyer”) and Guangzhou 3E Network Technology Company Limited (“Developer”).

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. Duties and Responsibilities.

Developer shall serve as a contractor of Buyer and shall design, develop, and implement applications software (the “Software”) according to the functional specifications and related information, if any, attached hereto as Exhibit A and incorporated herein by this reference (the “Specifications”) and as more fully set forth in this Agreement. Developer acknowledges that it has been contracted for this specific task, and that it shall report all findings and make all recommendations directly to the management of Buyer. The Software, including all versions in either source code or object code form, shall be delivered to Buyer not later than 3 December, 2021.

2. Ownership of Software.

Developer agrees that Buyer and Developer are the joint owner of the Software. Developer will keep and maintain adequate and current written recordswith respect to the Software (in the form of notes, sketches, drawings and as may otherwise be specified by Buyer), which records shall be available to Buyer at all times.

3. Compensation.

A. Buyer shall pay Developer Rmb[***] (Renminbi Three million three hundred and eighty thousand) as follows: (i) 10% of the total compensation (Rmb[***]) on signing this agreement. (ii) 90% of the total compensation (Rmb[***]) on acceptance of Software by Buyer

B. Buyer may elect to pay in USD equivalent of the amount payable to Developer. The exchange rate used for calculating the Rmb amount paid will be the telegraphic transfer buying exchange rate announced by the People’s Bank of China;

C. Subject to Buyer’s prior approval, Buyer will reimburse Developer for all reasonable out-of-pocket expenses, including. but not limited to, air fare, lodging, meals and rental of automobiles incurred by Developer during the development of the Software on behalf of Buyer.

4. Independent Contractor.

Developer is acting as an independent contractor with respect to the services provided to Buyer. Neither Developer nor the employees of the Developer performing services for Buyer will be considered employees or agents of Buyer. Buyer will not be responsible for Developer’s acts or the acts of Developer’s employees while performing services under this Agreement. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent relationship between the parties, and neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.

5. Development Staff-Monitoring.

A. Developer will utilize employees and/or contractors capable of designing and implementing the Software to be developed hereunder. All work shall be performed in a professional and workmanlike manner. Developer shall arrange for such employees and/or contractors, if any, to execute and deliver any document or instrument reasonably requested by Buyer to reflect Buyer’s ownership of the Software or in connection with any application for patent or copyright.

B. Buyer shall have the right to reasonably observe and monitor all aspects of the performance by Developer of its obligations hereunder and Developer shall use reasonable efforts to facilitate such observation and monitoring. Information, functions and operations of Developer not directly related to its obligations hereunder shall not be subject to observation and monitoring.

6. Change in Specifications.

Buyer may, in its sole discretion, request that changes be made to the Specifications, or other aspects of the Agreement and tasks associated with this Agreement. If Buyer requests such a change, Developer will use its best efforts to implement the requested change at no additional expense to Buyer and without delaying delivery of the Software. In the event that the proposed change will, in the reasonable opinion of Developer, require a delay in delivery of the Software or would result in additional expense to Buyer, then Buyer and Developer shall confer and Buyer shall, in its discretion, elect either to withdraw its proposed change or require Developer to deliver the Software with the proposed change and subject to the delay and/or additional expense.

7. Confidentiality.

A. Developer acknowledges that all material and information supplied by Buyer which has or will come into Developer’s possession or knowledge of Developer in connection with its performance hereunder, is to be considered Buyer’s confidential and proprietary information (the “Confidential Information”). By way of illustration, but not as a limitation, Confidential Information includes the Software, trade secrets, processes. data. know-how, program codes, documentation, flowcharts, algorithms, marketing plans, forecasts, unpublished financial statements, budgets, licenses. prices. costs, and employee and customer lists. Developer’s undertakings and obligations under this Section will not apply, however, to any Confidential Information which: (i) is or becomes generally known to the public through no action on Developer’s part, (ii) is generally disclosed to third parties by Buyer without restriction on such third parties, or (iii) is approved for release by written authorization of Buyer. Upon termination of this Agreement or at any other time upon request, Developer will promptly deliver to sayer all notes. memoranda, notebooks, drawings, records, reports, files, documented source codes and other documents (and all copies or reproductions of such materials) in its possession or under its control, whether prepared by Developer or others, which contain Confidential Information. Developer acknowledges that Confidential Information is the sole property of Buyer. Developer agrees that disclosure of such information to, or use by, third parties, either during or after this Agreement, will cause Buyer irreparable damage. Developer agrees to use best efforts to hold Confidential Information in the strictest confidence, not to make use of it other than for the performance of its obligations hereunder, to release it only to the Developer’s employees or contractors with a need to know such information and not to release or disclose it to any other party. Developer further agrees not to release such information to any employee or contractor who has not signed a written agreement between Developer and the employee expressly binding the employee not to use or disclose the Confidential Information, except as expressly permitted herein. Buyer shall be listed as a third-party beneficiary of any such agreement. Developer will notify Buyer in writing of any circumstances within its knowledge relating to any unauthorized possession, use. or knowledge of such Confidential Information. At any time, upon request, the Developer will return any such information within its possession to Buyer.

B. Developer acknowledges that Buyers purpose in pursuing the development of the Software is to gain a significant competitive advantage over competitors operating without such Software and that such advantage will be jeopardized if such competitors learn of Buyer’s negotiations with Developer or the performance by Developer of its obligations hereunder. Accordingly, Developer agrees to keep such negotiations and performance of its obligations hereunder strictly confidential and not to disclose any information to any third party or entity without the prior written permission of Buyer. In no event, shall Developer or any of its employees use Buyer as a reference in marketing Developer’s services to any third party or entity without Buyer’s prior written permission.

8. Training.

Developer shall provide Buyer and its employees with training consultations with respect to the use of the Software as may reasonably be requested by Buyer from time to time for 30 days after acceptance at no additional costs to Buyer(“Training Period”). Developer shall deliver a detailed user’s manual (in English or Chinese) to Buyer on or before completion of acceptance that will enable Buyer’s employees who are otherwise unfamiliar with the Software to become adequately informed about using the software. All training that Developer is required to provide here under shall be performed at such locations, in such manner (online or offline) and at such times as are mutually agreed to by the parties hereto. Upon the expiration of the Training Period and following Buyer’s request, Developer will provide any support services necessary to insure Buyer’scontinued use of the Software. Such services will be performed on a time and material basis at Developer’s then current hourly rates for such services.

9. Warranties.

A. Developer warrants that for a period of 12 months following acceptance, the Software will operate substantiallyaccording to the Specifications. In the event of any breach of the warranty in this Section 9. A., in addition to any other remedy to which Buyer may be entitled. Developer shall take all action necessary at its expense to cause the Software to operate according to the warranty.

B. Developer warrants that the Software will not infringe upon any copyright, patent, trade secret or other intellectual property interest of any third party. Developer will indemnify and hold Buyer harmless from and against all such infringement claims, losses, suits and damages including, but not limited to, attorney’s fees and costs, and shall promptly following any bona-fide claim of infringement correct the Software so as not to be infringing, or secure at its own expense the right of Buyer to use the Software without infringement.

10. Term and Termination.

A. This Agreement shall commence upon the effective date and continue until all of the obligations of the parties have been performed or until earlier terminated as provided herein.

B. Developer’s appointment as consultant pursuant to this Agreement and this Agreement shall terminate upon the occurrence of any of the following events:

(i) In the event either party defaults in any material obligation owed to the other party pursuant to this Agreement, then this Agreement may be terminated if the default is not cured following at least thirty (30) days’ written notice to the defaulting party.

(ii) Either party is bankrupt or insolvent, or bankruptcy or insolvency proceedings are instituted against a party and the proceeding is not dismissed within sixty (60) days after commencement.

C. Section 2, Ownership of Software, and Section 7, Confidentiality, shall survive the expiration or termination of this Agreement. In the event of early termination due to Developers default. Developer agreesto deliver the Software then completed.

D. If the Agreement is terminated due to the bankruptcy or insolvency of Developer, then Developer (or Developer’s executor, administrator or other representative) shall deliver that part of the Software then completed, provided payment is made by Buyer for such completed part.

11. Notices.

All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by certified or registered mail, postage prepaid, or by commercial overnight delivery service addressed as follows.

If to Buyer to:

Orient Aim Limited

Unit 1A, 1C & 2, Gold Coast, 1 Castle Peak Road, So Kwan Wat ,Kowloon, Hong Kong

If to Developer to:

Guangzhou 3E Network Technology Company Limited

Unit 1005, 10/F., Tower A, New Mandarin Plaza,14 Science Museum Road, TST, Hong Kong

Or to such other address as identified by a party to the other in writing.

12. No Waiver.

The failure of a party to require strict performance of any provision of this Agreement by the other. or the forbearance to exercise any right or remedy, shall not be construed as a waiver by such party of any such right or remedy or preclude any other or further exercise thereof or the exercise of any other right or remedy.

13. Assignment.

The rights, duties and privileges of Developer shall not be transferred or assigned by it, in whole or in part, without the prior written consent of Buyer.

14. Entire Agreement.

This Agreement constitutes the entire agreement between parties as to the subject matter hereof and supersedes all prior understandings or agreements whether oral or written. This Agreement may be modified only be written instrument signed by the parties hereto

15. Successors.

This Agreement shall be binding upon and insure to the benefit of the successors and permitted assigns of the parties hereto.

16. Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

17. Governing Law.

The terms of this Agreement shall be construed and enforced under the laws of Hong Kong S.A.R., PRC

18. Headings.

The headings used in this Agreement are for convenience only and are not to be used in construction or interpretation.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the dates below written.

Orient Aim Limited

/s/ Adam Carter

Date: Sept. 9, 2021

Guangzhou 3E Network Technology Company Limited

/s/ Shu Sang Law

Date: September 6, 2021

Smart Exhibition Merchants APP (i0S&Android)

	Module	Function List	Description
1	Exhibition Introduced	About US	Introduction of the exhibition
		Map Navigation	Launch the navigation APP to the venue
		The Audience Registration	Complete the Pre-register online

2	The Exhibition Registration	My Identification	Identification for QR Code

3	The Online Exhibition Hall	Retrieving Account	Retrieve registered account
		The Exhibitors Home Page	Personalized exhibitors enterprise home page
		Display Exhibits	Display Exhibits Online
		The Exhibits Procurement	Initiate purchase intention to exhibitors
		The Exhibits Enquiries Live Streaming Online	Make enquiries for exhibitors' exhibits Live broadcast of several exhibitions

4	The Exhibition Live	Comment/Discussion	Comment/discuss on a certain exhibition

5	Exhibitor list	Video Replay	View the playback video online after the live broadcast
		Exhibitor List	The list of exhibitors
		Search the exhibitor	Search for exhibitors by company name or product category

6	Conference	Conference List Registration Online	Check out the various forum activities held during the exhibition Register online for a forum event

7	Business Investigation	Business Investigation	Organize a study tour for a certain industry manufacturer

8	The exhibition guide	Exhibition Area Guidance	Find exhibitors online according to the display area grid
		how to arrive	Provide arrival guidance to buyers and visitors
		hotel accommodation	Provide recommended hotel list and star rating

9	Business travel service	Visa Guidance	How to apply for visa instructions for overseas visitors
		Exclusive Preferential	Special offers for viewers to partner with merchants Q&A list
Q&A

Buyer and merchant relationship management System phase II

	Module	Function List	Description
1		Web Data	Content analysis crawl in HTML web pages

2		Excel Data	Content analysis fetching in table XLS

3	Al Crawler	Image Data	Content analysis in JPG and PNG images

4		Intelligent dynamic address IP	Avoid Address Masking

5		Multitasking	Perform collection tasks and monitor running status of multiple products in parallel

6		The underlying dimension	Business information, company profile, website information, personnel information

7	Data Portrait	High dimension	Business label, product label, revenue scale, credit rating, brand information

8		Relationship dimension	Investment relations, competitors, channel agents, cooperative customers, suppliers

9		Meta event	The original event traced in the program

10		User Attribute	Edit the display name, display status, and configuration dimension dictionary for custom user attributes

11		Action Attribute	View the set of custom action properties that have been created through background commands so far

12	metadata management	Virtual events	Combine multiple meta-events and set filter criteria for each

13		Event Attribute	Edit the display name, display status, and configuration dimension dictionary for custom event attributes

14		Dimension sheet	The dimensions that have been established to correlate indicate fineness to complete complex analysis scenarios

15		Virtual Attribute	Through SQL expression to all the existing attributes for secondary processing

16		Visualize full monitoring events	Manage events that are automatically reported by visualizing full points

17		Channel Sources	Exhibition data source channel management

18	Channel Management	Channel Associated	Associate and bind merchant data with the specified data channel source

19		Exhibition list	Edit and manage all exhibition information

20		Synchronous data with IEAS	Automatic synchronization of pre-registration data in IEAS

		Exhibition merchants data collection and governance services

	Module	Data Type	Description	Collection Quantity (pieces)
1		Government Website Data	Industrial and commercial data, tax data, filing data, legal risk data	500000

2		Recruitment website data	zhipin.com, zhaopin.com, liepin.com, 58.conn, 51job.com, lagou.com	500000

3		Social Networking Data	Pulse, linkedin, Weibo, Yellow Pages, Corporate network, life services	500000

4	Data Acquisition	Data released by enterprises	Annual report, official website, vertical portal, bidding network, consulting platform, news platform	500000

5		Third-party service providers	DingDing, Tianyancha, Qichacha	500000

6		Offline exhibition catalogue	Paper version scan image recognition	100000

		Automatic data completion	Through the Al algorithm, the collected data will be analyzed and supplemented completely and the original database will be expanded for the convenience of marketing